Exhibit 99.1

Quotient Limited Provides First Quarter Fiscal 2023 Results
and Business Update

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MosaiQ™ Solution

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Commercial Execution:
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Extended IH Launch: $1.4 million MosaiQ bookings completed with $0.4 million in revenue in the first quarter
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Distribution Network: Ten agreements signed with more in process; First distributor network meeting held in Switzerland with 12 participants
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Tenders: The Company continues to actively participate in and prepare for all available tenders
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Transfusion Diagnostics: Extended Immunohematology (IH) microarray on track for US FDA submission by year-end; Extended Serological Disease Screening (SDS) microarray panel on-track for EU commercial launch in calendar year 2023; InfYnity partnership enriches infectious disease immunoassay microarray offering

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Clinical Diagnostics: Rapid progress made in technical feasibility to transfer Connective Tissue Autoimmune Disease assays into a MosaiQ Microarray

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Scientific & Medical Affairs:

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Innovator’s Circle: Expansion of community of experts; Transfusion Interregionale CRS in Switzerland and Centro de Hemoterapia y Hemodonación de Castilla y León in Spain joined this quarter
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Scientific Advisory Board: Formation of a new Scientific Advisory Board for Autoimmune Testing with key opinion leaders from both the US and Europe
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Workflow Studies: Completion of workflow analyses at multiple sites to underline the efficiency and effectiveness of the MosaiQ solution
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AABB 2022: CE marked MosaiQ Immunohematology Donor Extended Microarray performance data to be presented at the 2022 AABB Annual Meeting

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Executive Leadership Team: Chief Strategy & Business Development Officer, Steven Zuiderwijk, joined team to drive business growth and broaden global strategic alliances

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Operations: The Company received ISO 14001 certification which validates Quotient’s environmental management system

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Financial Results

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Q1 FY 2023 revenue of $8.8 million
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$63.2 million in cash and investments as of June 30, 2022

JERSEY, Channel Islands, August 9, 2022 (GLOBE NEWSWIRE) – Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (Quotient or the Company), headquartered in Eysins, Switzerland, today reported its first quarter fiscal 2023 key financial results and provided an update on recent business developments and key upcoming milestones.

“Since our last update a month ago, we made progress on our key priorities for fiscal 2023,” said Manuel O. Méndez, Chief Executive Officer of Quotient. “We have continued to drive commercial activities and increase awareness of our solution following the CE mark of the Extended Immunohematology microarray while expanding our scientific and medical affairs activities. We remain on track with our development work and regulatory filings for the Extended Serological Disease Screening microarray solution and the Extended Immunohematology US microarray.”

Commercial Execution:

Extended Immunohematology (IH) Launch: The Company has secured $1.4 million MosaiQ bookings in the first quarter with $0.4 million in revenue for its recently CE marked Extended IH MosaiQ solution.

Distribution: The Company continues to focus on expanding its global distribution footprint across major geographies. Quotient has now signed ten agreements with distributors. During the quarter, the Company hosted its first distributor network meeting in Switzerland with twelve participants who shared best practices and clinical use cases for MosaiQ.

Tenders: Quotient continues to actively participate in the 20 European Immunohematology tenders expected in the next 18 months. The Company will communicate successful tender outcomes as final decisions are made.

Transfusion Diagnostics:

The Company continues to make progress in the development of its Extended Serological Disease Screening (SDS) panel with an expected commercial launch in calendar year 2023. The Company's recently-established strategic alliance with InfYnity Biomarkers enables Quotient to enrich its MosaiQ Serology Disease Screening (SDS) and infectious disease clinical immunoassay menus while reducing time and cost to commercialization.

Clinical Diagnostics:

The Company's strategic alliance with Theradiag is yielding results. The team has confirmed technical feasibility of the majority of Extractable Nuclear Antibodies (ENA) antigens on the MosaiQ microarray. Building on that collaboration, the Company expects that by the second half of calendar year 2023 it will be ready to launch the Connective Tissue Diseases (CTD) microarray, which will contain Extractable Nuclear Antibody (ENA) and Anti-Nuclear Antibody (ANA) antigens. Like the InfYnity partnership, the Theradiag partnership also helps Quotient reduce time and cost to commercialization.

Scientific & Medical Affairs:

During the quarter, the Company added three members to the MosaiQ Innovator’s Circle initiative, bringing its membership to eleven. Both Transfusion Interregionale CRS in Switzerland and Centro de Hemoterapia y Hemodonación de Castilla y León in Spain joined this quarter. The goal of the initiative is to create a community of experts at institutions across the world who focus on transfusion medicine and clinical diagnostics. Members partner with Quotient to promote innovation and generate data for use in improving patient care and laboratory efficiency. This quarter, the Company formed a new Scientific Advisory Board for Autoimmune Testing with key opinion leaders from both the US and Europe. Additionally, the team completed workflow analyses at multiple sites to underline the efficiency and effectiveness of the MosaiQ solution. Quotient will be showcasing performance data on the MosaiQ Immunohematology Donor Extended Microarray at the October 2022 AABB Annual Meeting in Orlando, Florida.

Executive Leadership Team:

Steven Zuiderwijk joined Quotient on July 1st as the Chief Strategic Business Development Officer (CSBDO). Prior to joining the Company, Steven served as vice president at Philips, leading global strategy and business development and execution in the Precision Diagnosis businesses. Prior to Philips, Steven led teams across Europe and the Middle East at the Boston Consulting Group (BCG) to develop corporate and commercial strategies for leading financial institutions and executed several post-merger integrations and turnarounds. He holds a Master of Science degree in Mechanical Engineering from the University of Delft, The Netherlands, and a Master of Business Administration from INSEAD, Singapore. At Quotient, his focus will be on driving business growth and broadening global strategic alliances.

Operations:

The Company was awarded the ISO 14001 certification which validates Quotient’s environmental management system. This certification exists to help organizations minimize how operations negatively affect the environment.

Fiscal First Quarter Financial Results:

The Alba by Quotient reagent business generated product sales of $8.4 million in the first quarter of FY 2023, down 6% from the quarter ended June 30, 2021. Sales in the quarter decreased mainly based on a change in the ordering cycle of one of our products from an OEM customer. We expect the ordering pattern to normalize by year end. Sales of MosaiQ products increased by $0.3 million for the quarter ended June 30, 2022.

In the quarter ended June 30, 2022, gross margin on product sales was 31% compared to a gross margin of 47% reported in the quarter ended June 30, 2021. The decrease in gross margin was primarily driven by lower sales in the quarter, $0.4 million in write-offs for stock at the end of its shelf life, $0.2 million of write downs of raw materials and in process inventory associated with MosaiQ to net realizable value, and $0.3 million in increased costs for logistics and production costs.

Key revenue and profit results are summarized below (expressed in thousands, except percentages)

	Quarter Ended
	June 30,
	2022	2021
Total revenue	$8,814	$9,089

Gross profit	$2,694	$4,312
Gross profit as a % of total revenue	31%	47%
Gross margin on product sales (%)	31%	47%
Operating (loss)	$(25,795)	$(21,888)

Total operating expenses for the quarter increased by $2.3 million or 9% compared to the first quarter of the prior fiscal year. This increase is driven primarily by an increase of $0.9 million in general and administrative expenses which is due to legal costs associated with our debt modification in the first quarter of fiscal year 2023. Sales and marketing expense has increased $0.8 million as the Company increases sales activities related to the MosaiQ platform. Research and development costs increased $0.6 million compared to the first quarter of the prior fiscal year due to increased development costs associated with upcoming field trials and product development costs.

Capital expenditures totaled $0.8 million in the quarter ended June 30, 2022, compared with $1.4 million in the quarter ended June 30, 2021.

Interest expense for the quarter increased by $5.6 million compared to the quarter ended June 30, 2021. The higher interest expense recognized in the current period is driven by the issuance of our Convertible Notes in fiscal year 2022 and change in expense recognition for our royalty liability where we recognized an expense of $0.3 million compared to a gain of $3.8 million during the quarter ended June 30, 2021.

As of June 30, 2022, Quotient had $63.2 million in cash and investments, $236.3 million of debt and $8.7 million in restricted cash.

Of the $63.2 million in cash and investments, $17.1 million relates to investments held in Credit Suisse Supply Chain funds. In Q1 FY 2023, we determined that a further impairment of $1.0 million was required related to an updated estimate of litigation costs projected by Credit Suisse which Credit Suisse communicated would be deducted from investor recoveries.

Outlook for the Fiscal Year Ending March 31, 2023

Our outlook guidance remains unchanged:

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The Company expects total sales in the current fiscal year will be in the range of $39 million to $42 million.
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Capital expenditures for fiscal year 2023 are expected to be in the range of $5 million to $10 million.
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The Company estimates that cash used for operations for fiscal year 2023 will be in the range of $6.5 million to $7.5 million per month (excluding debt service cost and capital expenditures).

The accompanying consolidated financial statements have been prepared on a basis which assumes that Quotient will continue as a going concern. However, the Company has incurred net losses from operations in each year since it commenced operations in 2007 and had an accumulated deficit of $763.9 million as of June 30, 2022. The Company expects to include a disclosure within its Quarterly Report on Form 10-Q in respect of certain conditions concerning the Company’s overall liquidity position that raise substantial doubt about its ability to continue as a going concern.

Conference Call:

Quotient will host a conference call on August 9th, 2022, at 8:30 a.m. Eastern Time to provide a business update. Participants may access the call by dialing +1-877-407-0784 in the U.S. or +1-201-689-8560 outside the U.S. The access code is 13731396. The conference call will be webcast live on the Company’s website at www.quotientbd.com or by using the following webcast link.

Quotient Limited
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)

	Quarter ended June 30,
	2022	2021
Revenue:
Product sales	$8,814	$9,041
Other revenues	—	48
Total revenue	8,814	9,089
Cost of revenue	(6,120)	(4,777)
Gross profit	2,694	4,312
Operating expenses:
Sales and marketing	(3,306)	(2,493)
Research and development, net of government grants	(14,146)	(13,531)
General and administrative expense:
Compensation expense in respect of share options and management equity incentives	(1,634)	(1,823)
Other general and administrative expenses	(9,403)	(8,353)
Total general and administrative expense	(11,037)	(10,176)
Total operating expense	(28,489)	(26,200)
Operating loss	(25,795)	(21,888)
Other income (expense):
Interest expense, net	(8,574)	(3,002)
Other, net	(4,366)	(1,732)
Other income (expense), net	(12,940)	(4,734)
Loss before income taxes	(38,735)	(26,622)
Provision for income taxes	(133)	(670)
Net loss	$(38,868)	$(27,292)
Other comprehensive income (loss):
Change in fair value of effective portion of foreign currency cash flow hedges	$—	$(112)
Change in unrealized gain on short-term investments	7	(121)
Foreign currency gain	12,330	158
Provision for pension benefit obligation	14	15
Other comprehensive income (loss), net	12,351	(60)
Comprehensive loss	$(26,517)	$(27,352)
Net loss available to ordinary shareholders - basic and diluted	$(38,868)	$(27,292)
Loss per share - basic and diluted	$(0.37)	$(0.27)
Weighted-average shares outstanding - basic and diluted	104,591,840	101,390,749

Quotient Limited
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$46,153	$65,059
Short-term investments	2,480	2,626
Trade accounts receivable, net	5,056	6,272
Inventories	22,082	22,036
Prepaid expenses and other current assets	10,918	5,761
Total current assets	86,689	101,754
Restricted cash	8,724	8,744
Long-term investments	14,604	15,467
Property and equipment, net	31,118	33,242
Operating lease right-of-use assets	28,494	29,411
Intangible assets, net	465	520
Deferred income taxes	123	123
Other non-current assets	4,373	4,728
Total assets	$174,590	$193,989
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,504	$4,524
Accrued compensation and benefits	6,507	8,503
Accrued expenses and other current liabilities	12,815	15,729
Current portion of operating lease liability	3,689	3,535
Current portion of finance lease obligation	406	537
Total current liabilities	28,921	32,828
Long-term debt, less current portion	236,348	233,313
Derivative liabilities	2,733	13,515
Operating lease liability, less current portion	27,845	28,753
Finance lease obligation, less current portion	358	388
Deferred income taxes	1,857	1,988
Defined benefit pension plan obligation	4,818	4,777
7% Cumulative redeemable preference shares	22,788	22,525
Total liabilities	325,668	338,087
Commitments and contingencies
Shareholders' equity (deficit):
Ordinary shares (nil par value) 135,683,559 and 102,611,397 issued and outstanding at June 30, 2022 and March 31, 2022 respectively	558,639	540,736
Additional paid in capital	48,033	46,399
Accumulated other comprehensive loss	6,160	(6,191)
Accumulated deficit	(763,910)	(725,042)
Total shareholders' equity (deficit)	(151,078)	(144,098)
Total liabilities and shareholders' equity (deficit)	$174,590	$193,989

Quotient Limited
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Quarter ended June 30,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(38,868)	$(27,292)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and loss on disposal of fixed assets	1,464	1,930
Share-based compensation	1,634	1,823
Increase in deferred lease rentals	387	176
Swiss pension obligation	223	188
Amortization of debt discount and unrealized foreign currency loss (gains) on debt	21,855	(1,641)
Impairment of investments	995	—
Change in fair value of derivative instruments	(10,844)	1,984
Accrued preference share dividends	263	263
Provision for income taxes	133	502
Net change in assets and liabilities:
Trade accounts receivable, net	834	893
Inventories	(1,122)	(834)
Accounts payable and accrued liabilities	(920)	(2,382)
Accrued compensation and benefits	(1,457)	(4,181)
Other assets and liabilities	(10,094)	(3,482)
Net cash used in operating activities	(35,518)	(32,053)
INVESTING ACTIVITIES:
Increase in short-term investments	—	(4,500)
Realization of short-term investments	—	18,551
Purchase of property and equipment	(835)	(1,405)
Net cash (used in) from investing activities	(835)	12,646
FINANCING ACTIVITIES:
Repayment of finance leases	(165)	(213)
Proceeds from issuance of long-term debt	—	104,222
Debt issuance costs	—	(3,732)
Repayment of long-term debt	—	(12,083)
Proceeds from (cost of) issuance of ordinary shares and warrants	17,903	(79)
Net cash generated from financing activities	17,738	88,115
Effect of exchange rate fluctuations on cash and cash equivalents	(311)	(552)
Change in cash and cash equivalents	(18,926)	68,156
Beginning cash and cash equivalents	73,803	54,697
Ending cash and cash equivalents	$54,877	$122,853
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$46,153	$114,547
Restricted cash	$8,724	$8,306
Total cash, cash equivalents and restricted cash	$54,877	$122,853

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. The MosaiQ solution, Quotient’s proprietary multiplex microarray technology, offers the world’s ﬁrst fully automated, consolidated testing platform, allowing for multiple tests across different modalities. The MosaiQ solution is designed to be a game-changing solution, which Quotient believes will increase efﬁciencies, improve clinical practice, and deliver signiﬁcant workﬂow improvements and operational cost savings to laboratories around the world. Quotient’s operations are based in Switzerland, Scotland, US, and the UAE.

The Quotient logo, Quotient MosaiQ and MosaiQ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the potential for using the Company’s MosaiQ technology to infectious disease diagnostics), current estimates of full year fiscal 2023 operating results and expectations regarding our future funding sources. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceedings; continued or worsening adverse conditions in the general domestic and global economic markets, including as a result of the global COVID-19 pandemic; as well as the other risks set forth in the Company's filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements. The Quotient logo, Quotient MosaiQ and MosaiQ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

CONTACT: Investor Relations, ir@quotientbd.com; +41 22 545 52 26